                                                               EXHIBIT 23(H)(II)

                            ADMINISTRATION AGREEMENT

     THIS AGREEMENT is made as of MAY 1, 2006 by and between Rodney Square Management Corporation, a Delaware corporation ("RSMC"), which is a wholly owned subsidiary of Wilmington Trust Corporation and WT MUTUAL FUND, a Delaware business trust (the "Trust").

                                   WITNESSETH:

     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust wishes to retain RSMC to provide administration services to the Trust's investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a "Fund") and RSMC wishes to render such services.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

     1. DEFINITIONS. AS USED IN THIS AGREEMENT:

          (a) "1933 Act" means the Securities Act of 1933, as amended.

          (b) "1934 Act" means the Securities Exchange Act of 1934, as amended.

          (c) "Authorized Person" means any officer of the Trust and any other person duly authorized by the Trust's Board of Trustees (the "Board") to give Oral Instructions and Written

Instructions on behalf of the Trust and listed as Authorized Persons on Appendix B attached hereto and made a part hereof or any amendment thereto as may be received by RSMC. An Authorized Person's scope of authority may be limited by the Trust by setting forth such limitation in Appendix B.

          (d) "CEA" means the Commodities Exchange Act, as amended.

          (e) "Oral Instructions" means oral instructions received by RSMC from an Authorized Person or from a person reasonably believed by RSMC to be an Authorized Person.

          (f) "SEC" means the Securities and Exchange Commission.

          (g) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

          (h) "Shares" means the shares of beneficial interest of any series or class of the Trust.

          (i) "Written Instructions" means (a) written instructions signed by an Authorized Person and received by RSMC or (b) instructions sent via electronic mail by an Authorized Person and received and opened by RSMC. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

     2. APPOINTMENT. The Trust hereby appoints RSMC to provide the administration services to each of the Funds, as described in Section 14 hereof, in accordance with the terms set forth in this Agreement. RSMC accepts such appointment and agrees to furnish such services.

     3. DELIVERY OF DOCUMENTS. The Trust has provided or, where applicable, will provide RSMC with the following:

          (a) certified or authenticated copies of the resolutions of the Board , approving the appointment of RSMC or its affiliates to provide services to each Fund and approving this Agreement;

          (b) a copy of the Trust's most recent effective registration statement;

          (c) a copy of each Fund's advisory agreement or agreements;

          (d) a copy of the distribution agreement with respect to each class of Shares representing an interest in a Fund;

          (e) a copy of any additional administration agreement with respect to a Fund;

          (f) a copy of any shareholder servicing agreement made in respect of the Trust or a Fund; and

          (g) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

     4. COMPLIANCE WITH RULES AND REGULATIONS.

     RSMC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by RSMC hereunder. Except as specifically set forth herein, RSMC assumes no responsibility for such compliance by the Trust or any Fund.

     5. INSTRUCTIONS.

          (a) Unless otherwise provided in this Agreement, RSMC shall act only upon Oral Instructions and Written Instructions.

          (b) RSMC shall be entitled to rely upon any Oral Instructions and Written Instructions it receives from an Authorized Person (or from a person reasonably believed by RSMC to be an Authorized Person) pursuant to this Agreement. RSMC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Board or of the Trust's shareholders, unless and until RSMC receives Written Instructions to the contrary.

          (c) The Trust agrees to forward to RSMC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by RSMC or its affiliates) so that RSMC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by RSMC shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, RSMC shall incur no liability to the Trust in acting upon such Oral Instructions or Written Instructions provided that RSMC's actions comply with the other provisions of this Agreement.

     6. RIGHT TO RECEIVE ADVICE.

          (a) Advice of the Trust. If RSMC is in doubt as to any action it should or should not take, RSMC may request directions or advice, including Oral Instructions or Written Instructions, from the Trust.

          (b) Advice of Counsel. If RSMC shall be in doubt as to any question of law pertaining to any action it should or should not take, RSMC may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Trust, any of the Trust's investment advisers or RSMC, at the option of
RSMC).

          (c) Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions RSMC receives from the Trust and the advice RSMC receives from counsel, RSMC may rely upon and follow the advice of counsel. In the event RSMC so relies on the advice of counsel, RSMC remains liable for any action or omission on the part of RSMC which constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by RSMC of any duties, obligations or responsibilities set forth in this Agreement.

          (d) Protection of RSMC. RSMC shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Trust or from counsel and which RSMC believes, in good faith, to be consistent with those directions, advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon RSMC (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of RSMC's properly taking or not taking such action. Nothing in this subsection shall excuse RSMC when an action or omission on the part of RSMC constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by RSMC of any duties, obligations or responsibilities set forth in this Agreement.

     7. RECORDKEEPING AND OTHER INFORMATION;

          (a) RSMC shall create, maintain and preserve all necessary records in accordance with all applicable laws, rules and regulations, including, but not limited to, records required by Sections 17(g), 17(j) and 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions (described below) to be provided by it and not otherwise created and maintained by another party pursuant to a contract with the Trust, provided that RSMC may preserve certain records which are maintained by another party as is prudent or advisable in connection with a program for disaster recovery, or at the direction of the Board.

          (b) In furtherance, and not in limitation, of the foregoing, RSMC shall also preserve all original Trust governance related documents, including, but not limited to, the Declaration of Trust, By-laws, Committee Charters; all Board and Committee notices, agendas, minutes and written consents as well as all notices, agendas and minutes of meetings of shareholders; all original agreements and contracts entered into by the Trust; and any documents or other written information considered by the Board pursuant to Section 15(c) of the 1940 Act in approving the terms or renewal of a contract or agreement between the Trust and investment advisers, including sub-advisers.

          (c) All such records shall be the property of the Trust at all times and shall be available for inspection and use by the Trust. Copies of such records shall be furnished to the Trust or its authorized representatives at and upon the Trust's request and expense. Where applicable, such records shall be maintained and preserved by RSMC for periods and in the places required by Rules 17j-1 and 31a-2 under the 1940 Act. Any such records may be maintained in the form of electronic media and stored on magnetic disk or tape or similar recording method. RSMC may house these records in a third party storage facility. RSMC shall use commercially reasonable efforts to assure that adequate back-up is made of all data stored on electronic media and that any third party storage facility maintains adequate security as hereinafter provided. RSMC will maintain and enforce commercially reasonable safety and physical security procedures for such types of locations, and which provide commercially reasonable and appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration and unauthorized disclosure of or access to information and all other data owned by the Trust and accessible by RSMC under this Agreement. Without limiting the generality of the foregoing, RSMC will take commercially reasonable measures to secure and defend its location and equipment against "hackers" and others who may seek, without authorization, to modify or access any records or information contained on a network with remote access capability. RSMC will periodically test the system for potential areas where security could be breached. RSMC will report any breaches of security or unauthorized access to the network that RSMC detects. RSMC will use diligent efforts to remedy such breach of security or unauthorized access in a timely manner and notify the Trust what the remedy was and provide detail of that remedy.

     8. AUDIT, INSPECTION AND VISITATION.

          (a) RSMC shall make available during regular business hours all records and other data created, maintained and preserved pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection by the Trust, any person retained by the Trust, or any regulatory agency having authority over the Trust.

     9. CONFIDENTIALITY. RSMC agrees to keep confidential all records of the Trust and information relating to the Trust and its shareholders, unless the release of such records or information is otherwise consented to, in writing, by the Trust. The Trust agrees that such consent shall not be unreasonably withheld and may not be withheld where RSMC may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

     Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach-Bliley Act (the "Act"), disclosed or otherwise made accessible by a party hereunder is for the specific purpose of permitting the other party to perform its duties as set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

     10. DISASTER RECOVERY.

          (a) RSMC shall maintain in a separate and safe place additional copies of all records required to be maintained pursuant to this Agreement or additional tapes, disks or other sources of information necessary to reproduce all such records.

          (b) RSMC shall maintain a disaster recovery back-up facility available for its use in providing the services required hereunder in the event RSMC is not able to process the necessary work at its principal facility. RSMC shall, from time to time, upon request from the Trust provide written evidence and details of its arrangement with respect to such back-up facility. RSMC further agrees to provide the Trust from time to time on reasonable request with a copy of its disaster recovery and contingency plans and to make its staff available to discuss such plans on reasonable request. Nothing in this Section shall relieve RSMC of any liability that it might otherwise have under this Agreement that arise out of its willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of its duties hereunder.

          (c) RSMC shall employ a commercially reasonable virus detection software program to test the on-site hardware and software applications utilized by RSMC to deliver the services required hereunder to determine that such hardware and software does not contain any computer code designed to disrupt, disable, harm, or otherwise impede operation.

     11. COMPENSATION. As compensation for services rendered by RSMC during the term of this Agreement, the Trust will pay to RSMC a fee or fees as may be agreed to in writing by the Trust and RSMC.

     12. INDEMNIFICATION.

          (a) The Trust agrees to indemnify and hold harmless RSMC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Laws and any state or foreign securities and blue sky laws, and amendments thereto), and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly from any action or omission to act which RSMC takes (i) at the request or on the direction of or in reliance on the advice of the Trust or (ii) upon Oral Instructions or Written Instructions. Neither RSMC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of RSMC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

          (b) RSMC agrees to indemnify and hold harmless the Trust from all taxes, charges, expenses, assessments, claims and liabilities arising from RSMC's obligations pursuant to this Agreement (including, without limitation, liabilities arising under the Securities Laws, and any state and foreign securities and blue sky laws, and amendments thereto) and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising directly or indirectly out of RSMC's or its nominees' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

          (c) In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

          (d) The provisions of this Section 12 shall survive termination of this Agreement.

     13. RESPONSIBILITY OF RSMC.

          (a) RSMC shall be under no duty to take any action on behalf of the Trust except as specifically set forth herein or as may be specifically agreed to by RSMC in writing. RSMC shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use commercially reasonable efforts in performing services provided for under this Agreement. RSMC shall be liable for any damages arising out of RSMC's failure to perform its duties under this Agreement to the extent such damages arise out of RSMC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

          (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) RSMC shall not be liable for losses beyond its control, provided that RSMC has acted in accordance with the standard of care set forth above; and (ii) RSMC shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which RSMC reasonably believes to be genuine; or (B) subject to Section 10, delays or errors or loss of data occurring by reason of circumstances beyond RSMC's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

          (c) Notwithstanding anything else in this Agreement to the contrary and except to the limited extent set forth in paragraph 13(d) below, RSMC shall not be liable to the Trust for any consequential or special losses or damages ("Special Damages") which the Trust may incur as a consequence of RSMC's performance of the services provided hereunder.

          (d) RSMC shall be liable for Special Damages incurred by the Trust only to the extent that Special Damages arise out of RSMC's or its affiliates' willful misfeasance, bad faith or gross negligence in performing, or reckless disregard of, their duties under this Agreement;

provided, however, the liability of RSMC with respect to all such Special Damages arising during the term of this Agreement and thereafter shall be limited One Hundred Thousand Dollars ($100,000) per transaction or series of directly related transactions; related transactions may be related as to parties, timing or subject matter.

     14. DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUOUS BASIS.

          (a) RSMC will perform the following administration services with respect to each Fund:

               (i) Review and oversee the services of PFPC Inc. in the performance of its duties under the Sub-Administration and Accounting Services Agreement with the Trust and RSMC;

               (ii) Prepare and coordinate with the Trust's counsel the annual
                    Post-Effective Amendments to the Trust's registration statement (other than adding a new series or class), and coordinate with the Trust's financial printer to make such filings with the SEC;

               (iii) Assist in obtaining the fidelity bond and directors' and officers' / errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Trust's Board of Directors;

               (iv) Coordinate the filing of the Trust's fidelity bond with the
                    SEC;

               (v) Prepare notices, agendas, and resolutions for quarterly Board meetings and draft actions by written consent of the Board;

               (vi) Coordinate the preparation, assembly and mailing of Board materials;

               (vii) Attend quarterly Board meetings, and make presentations at such meetings as appropriate;

               (viii) Maintain the Trust's corporate calendar to monitor
                    compliance with various SEC filing and Board approval deadlines; and

               (ix) Maintain Trust contract files.

               (x) Provide non-investment related statistical and research data as may be requested by the Board, including those Trustees of the Trust who are not "interested persons" of the Trust (as such term is defined in the 1940 Act) (hereinafter the "Independent Trustees");

               (xi) Provide executive and administrative services to support the
                    Independent Trustees, including the Independent Trustee serving as Chairman of the Board (the "Independent Chair")

               (xii) Provide recordkeeping services described in Section 7 above.

               (xiii) Make available the appropriate individuals employed by
                    RSMC or its affiliates to serve as officers of the Trust, if requested and elected by the Board.

               (xiv) Furnish support for the Trust's Secretary in the
                    performance of any or all of his or her duties as the same may be assigned or modified, from time to time, by the Board, Independent Chair or President of the Trust. As of the date of this Agreement, such duties include the following:

                    (a) Assisting in the preparation and coordination of all annual calendars, periodic notices, agendas, minutes, reports and other materials necessary for the timely and efficient conduct of the meetings of the Board and shareholders of the Trust;

                    (b) Assisting in the preparation and coordination of the filing, printing and distribution, as necessary, of preliminary and definitive proxy solicitation materials, annual and semiannual reports to shareholders, post-effective amendments to the Trust's registration statement, including mailing of trustees and officers questionnaires, and such other regulatory filings as required under the 1940 act;

                    (c) Arranging for and coordinating fulfillment with the Trust's financial printer or person responsible for fulfillment of the Funds' prospectuses as required to meet demand;

                    (d) Arranging for and securing timely and compliant renewal and maintenance of all required fidelity bonds and, as instructed, other insurance policies for the protection of the Trust, its officers and/or Board;

                    (e) Aiding the Trust's President in preparing letters or other correspondence to be included in reports or other communications with Trust shareholders;

                    (f) Serving as principal point of contact, on behalf of the Trust, with the Trust's distributor regarding the retention of specific dealers, and the advance review and approval of the use of specific advertising and sales literature by the distributor for the purpose of selling the Trust's shares; and

                    (g) Serving as principal point of contact, on behalf of the Trust, with the Trust's other service providers, including but not limited to, the investment advisers (not including sub-advisers), sub-administration and accounting services agent, transfer agent, distributor, custodian(s), auditor(s) and legal counsel.

     15. DURATION AND TERMINATION. This Agreement shall be effective on the date first written above and shall continue for a period of three (3) years (the "Initial Term"). Upon the expiration of the Initial Term, unless notice of termination has been given, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each provided that it may be terminated by either party without penalty during a Renewal Term upon written notice given at least sixty (60) days prior to termination. During either the Initial Term or the Renewal Terms, this Agreement may also be terminated for cause on an earlier date by either party.

     With respect to the Trust, "cause" shall mean RSMC's material breach of this Agreement causing it to fail to substantially perform its duties under this Agreement. In order for such breach to constitute "cause" under this Paragraph, RSMC must receive written notice from the Trust specifying the breach and RSMC shall not have corrected such breach within a 30-day period. With respect to RSMC, "cause" includes, but is not limited to, the failure of the Trust to pay the compensation set forth in writing pursuant to Paragraph 11 of this Agreement after it has received written notice from RSMC specifying the amount due and the Trust shall not have paid that amount within a 30-day period. A constructive termination of this Agreement will result where a substantial percentage of the Trust's assets are transferred, merged or are otherwise removed from the Trust to another fund(s) that is not serviced by RSMC.

     Any notice of termination for cause shall be effective sixty (60) days from the date of any such notice. Upon the termination hereof, the Trust shall pay to RSMC such compensation as may be due for the period prior to the date of such termination. Any termination effected shall not affect the rights and obligations of the parties under Paragraphs 12 and 13 hereof.

     16. NOTICES. All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed
(a) if to RSMC, at 1100 North Market Street, Wilmington, Delaware 19890 Attn:
President; or (b) if to the Trust, c/o Wilmington Trust Company, 1100 N. Market St., Wilmington, DE 19890 Attn: Neil Wolfson with a copy to Trust counsel; or
(c) at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

     17. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

     18. SHAREHOLDER LIABILITY. RSMC is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Funds, the obligations hereunder shall be limited to the respective assets of such Fund or Funds. RSMC agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Trust, nor from the Trustees or any individual Trustee of the Trust.

     19. DELEGATION; ASSIGNMENT. RSMC may assign its rights and delegate its duties hereunder to any wholly-owned direct or indirect subsidiary of Wilmington Trust Corporation, provided that (i) RSMC gives the Trust thirty (30) days' prior written notice; (ii) the delegate (or assignee) agrees to comply with all relevant provisions of the 1940 Act; and (iii) RSMC and such delegate (or assignee) promptly provide such information as the Trust may request, and respond to such questions as the Trust may ask, relative to the delegation (or assignment), including (without limitation) the capabilities of the delegate (or assignee).

     20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     21. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

     22. MISCELLANEOUS.

          (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

          (b) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

          (c) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

          (d) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

          (e) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          (f) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

          (g) To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. RSMC and certain of its affiliates are financial institutions, and RSMC may, as a matter of policy, request (or may have already requested) the Trust's name, address and taxpayer identification number or other government-issued identification number. RSMC may also ask (and may have already asked) for additional information, and RSMC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

          (h) Notwithstanding any provision hereof, the services of RSMC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Trust or any other person.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        Rodney Square Management Corporation


                                        By: /s/ Neil Wolfson
                                            ------------------------------------
                                        Name: Neil Wolfson
                                        Title: Senior Vice President


                                        WT MUTUAL FUND


                                        By: /s/ John J. Kelley
                                            ------------------------------------
                                        Name: John J. Kelley
                                        Title: Chief Financial Officer

                                    EXHIBIT A

     THIS EXHIBIT A, dated May 1, 2006, is Exhibit A to that certain Administration Agreement dated as of May 1, 2006 between Rodney Square Management Corporation and WT Mutual Fund.

FUND                                                   SHARE CLASSES
----                                                   -------------
Wilmington Short/Intermediate-Term Bond Fund           Institutional
                                                       Investor

Wilmington Broad Market Bond Fund                      Institutional
                                                       Investor

Wilmington Municipal Bond Fund                         Institutional
                                                       Investor

Wilmington Short-Term Bond Fund                        Institutional
                                                       Investor

Wilmington Large-Cap Core Fund                         Institutional
                                                       Investor

Wilmington Large-Cap Value Fund                        Institutional
                                                       Investor

Wilmington Small-Cap Core Fund                         Institutional
                                                       Investor

Wilmington Multi-Manager Real Estate Securities Fund   Institutional
                                                       Investor

Wilmington Multi-Manager International Fund            Institutional
                                                       Investor

Wilmington Multi-Manager Large-Cap Fund                Institutional
                                                       Investor
                                                       Service

Wilmington Multi-Manager Mid-Cap Fund                  Institutional
                                                       Investor
                                                       Service

Wilmington Multi-Manager Small-Cap Fund                Institutional
                                                       Investor
                                                       Service

Wilmington Large-Cap Growth Fund                       Institutional
                                                       Investor

Roxbury Mid-Cap Fund                                   Institutional
                                                       Investor

Roxbury Small-Cap Growth Fund                          Institutional
                                                       Investor

Roxbury Micro-Cap Fund                                 Institutional
                                                       Investor

Wilmington Prime Money Market Fund                     Investor
                                                       Service

Wilmington U.S. Government Money Market Fund           Investor
                                                       Service

Wilmington Tax - Exempt Money Market Fund              Investor
                                                       Service

Wilmington Aggressive Asset Allocation Fund            Institutional
                                                       Investor

Wilmington Moderate Asset Allocation Fund              Institutional
                                                       Investor

Wilmington Conservative Asset Allocation Fund          Institutional
                                                       Investor

Wilmington Small-Cap Growth Fund                       Institutional
                                                       Investor

Wilmington Mid-Cap Core Fund                           Institutional
                                                       Investor

Wilmington Small-Cap Value Fund                        Institutional
                                                       Investor

Wilmington ETF Allocation Fund                         Institutional
                                                       Investor

Wilmington Tax-Managed Cap-Free Fund                   Institutional
                                                       Investor

RODNEY SQUARE MANAGEMENT CORPORATION


By: /s/ Neil Wolfson
    ---------------------------------
Name: Neil Wolfson
Title: Senior Vice President


WT MUTUAL FUND


By: /s/ John J. Kelley
    ---------------------------------
Name: John J. Kelley
Title: Chief Financial Officer


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